UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2007

H2DIESEL HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	000-50214	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11111 Katy Freeway, Suite 910 Houston, Texas 77079
(Address of principal executive offices)(Zip Code)

(713) 973-5720
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 1 3-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 3.02 Recent Sales of Equity Securities.

On June 8, 2007, H2Diesel Holdings, Inc., a Florida corporation (the “Company”), sold an additional 14,600 shares of the Company’s Series A Cumulative Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”) at price of $100.00 per share, in connection with exercises of the 30 day purchase option granted to the subscribers (the “Subscriber Option”) in the Company’s May 2007 offering of shares of Preferred Stock (the “May 2007 Offering”). The gross proceeds from sales pursuant to exercises of the Subscriber Option were $1,460,000.

Each investor exercising the Subscriber Option will also receive a warrant (the “Warrants” and together with the Preferred Stock, the “Securities”) exercisable for a number of shares of common stock of the Company equal to 50% of the number of shares of common stock into which the Preferred Stock sold to such investor in connection with the Subscriber Option is initially convertible at an initial exercise price of $6.00 per share of common stock. The terms of the Warrants are identical to the terms of the warrants issued in the May 2007 Offering, all as described in the Company’s Form 8-K filed with the Securities and Exchange Commission on May 10, 2007 and incorporated herein by reference (the “May 8-K”).

The sales of Securities pursuant to exercises of the Subscriber Option were exempt from registration under the Securities Act of 1933, in accordance with Section 4(2) under the Securities Act and Rule 506 promulgated thereunder.

The shares of Common Stock issuable (i) upon conversion of the Preferred Stock, (ii) as dividends on the Preferred Stock, and (iii) upon exercise of the Warrants, are subject to the same registration rights as those applicable to the May 2007 Offering as described in the May 8-K which is incorporated herein by reference.

In connection with sales pursuant to exercises of the Subscriber Option, Empire Financial Group received a cash commission of $143,500, which represents 10% of the consideration paid by investors introduced by it in connection with such sales, and also will receive a warrant exercisable for 23,917 shares of Common Stock. The warrant is otherwise on terms substantially similar to the terms of the Warrants.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

H2DIESEL HOLDINGS INC.

Dated: June 13, 2007	By:	/s/ David A. Gillespie
Name: David A. Gillespie
Title: Chief Executive Officer